For Immediate Release

                                                                    Exhibit 99.1


                ANCHOR GLASS ANNOUNCES RECAPITALIZATION AGREEMENT


     Tampa, FL, March 15, 2002 -- Anchor Glass Container Corporation announced today that it had entered into a definitive agreement with Cerberus Capital Management L.P. pursuant to which Cerberus will invest $100 million of new capital in Anchor ($80 million of which will be in the form of equity capital) and Anchor will effect a significant restructuring of its existing debt and equity securities. The proposed plan of reorganization will result in Anchor's existing senior bank facility being replaced in its entirety by a new $100 million credit facility, Anchor's first mortgage notes remaining outstanding and being paid an amount to compensate them for their waiver of certain change of control provisions, Anchor's unsecured notes being repaid in cash at 100% of their principal amount, Anchor's Series A Preferred Stock (which has a current accrued liquidation value of approximately $82 million) receiving a cash distribution of $22.5 million and Anchor's Series B Preferred Stock (which has a current accrued liquidation value of approximately $106 million) receiving a cash distribution of $3.0 million. All of Anchor's other unaffiliated creditors, including trade creditors, will be unimpaired and be paid in full in the ordinary course. Anchor's outstanding Common Stock will be cancelled and receive no distribution under the plan.

     The plan will be effected through a "pre-arranged" case under Chapter 11 of the Bankruptcy Code. It is anticipated that Anchor will commence the formal bankruptcy proceeding within the next two weeks.


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     The closing of the transactions is subject to a number of conditions, including the confirmation of a plan of reorganization by the United States Bankruptcy Court, the absence of any material adverse change in the business of Anchor, the settlement of a shareholder derivative action currently pending in Delaware Chancery Court, receipt of any required governmental approvals and third party consents and other closing conditions.

     In connection with the proposed plan, Anchor will not make the interest payment on its senior unsecured notes due March 15 or the interest payment on its first mortgage notes due April 1, although all accrued interest on the first mortgage notes will be paid upon confirmation of the plan.

     Rick Deneau, the President and Chief Operating Officer of Anchor, stated that "the Cerberus agreement is an important milestone for Anchor and will allow us to complete the significant financial restructuring that was necessary for Anchor. The transaction will remove a significant amount of indebtedness from Anchor's balance sheet and will put Anchor on a solid financial footing to continue as one of the leading glass manufacturers in the United States. The management of Anchor is delighted to have Cerberus as our new equity owner and to remove the uncertainty that has been associated with Anchor over the past twelve months."

     Merrill Lynch & Co. acted as exclusive financial advisor to Anchor in connection with the proposed transaction.


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     Anchor also announced today that it has entered into a Settlement Agreement with Owens-Illinois, Inc. resolving the litigation brought by Owens against Anchor relating to the license agreement under which Anchor licenses certain Owens technology. As part of the settlement, Owens has granted Anchor a limited license, at the same royalty rate as currently in effect, through 2005 to cover Owens technology in place, after which Anchor will receive a fully paid-up license for that technology. In addition, Anchor and Owens have entered into releases regarding the litigation commenced by Owens in Delaware regarding Anchor's shareholder rights plan and the litigation brought by Anchor in the middle district of Florida regarding competition issues.

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